This Preliminary Offering Circular and information contained herein are subject to change, completion or amendment without notice. These securities may not be sold nor may offers to buy be accepted prior to the time the Offering Circular is delivered in final form. Under no circumstances shall this Preliminary Offering Circular constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PART II AND PART III - PRELIMINARY OFFERING CIRCULAR DATED MARCH __, 2016

FORM 1-A REGULATION A TIER 1 PRELIMINARY OFFERING CIRCULAR

GOURMET RENEE LLC DBA BIRCUS BREWING COMPANY

OFFERING OF 500 COMMON UNITS

Offering Price per Common Unit: $1,000

Maximum Offering: 500 Common Units ($500,000)

See “Key Features of Securities Being Offered” on page 18 for additional information.

Dated: _____________

The proposed sale will begin as soon as practicable after this Offering commences. The Offering will close upon the earlier of (1) the sale of the maximum number of Common Units or (2) December 31, 2016, subject to a one hundred and twenty (120) day extension at the discretion of the Manager (“Closing”).

Gourmet Renee LLC, dba Bircus Brewing Company, a Kentucky limited liability company (the “Company” or “Gourmet Renee” or “Bircus Brewing Company”), is offering 500 Common membership interests (“Common Membership Interests” or “Common Units”) in denominations of $1,000 (the “Offering”). Each Unit will represent .06667% interest in the Company.

The minimum number of Common Units that must be sold is 150, for gross proceeds of $150,000. If 150 Common Units are not sold prior to Closing, your investment will be returned. After 150 Units are sold, those 150 Units and any subsequently sold Common Units are non-refundable, except as may be required by applicable law.

	Price to public	Selling agent commissions	Proceeds to company[1]	Proceeds to other persons
Per Unit	$1,000	None	$1,000	None
Total Minimum	150 Common Units	None	$150,000	None
Total Maximum	500 Common Units	None	$500,000	None

Paul Miller, Manager

Gourmet Renee, LLC dba Bircus Brewing Company

322-326 Elm St.

Ludlow, KY 41016

513-206-4622

http://bircus.com

THE PURCHASE OF THESE SECURITIES IS HIGHLY SPECULATIVE AND RISKY. SHARES SHOULD ONLY BE PURCHASED BY PEOPLE WHO CAN AFFORD TO LOSE THEIR COMPLETE INVESTMENT. PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 6, FOR MORE INFORMATION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE MERITS OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

1 The Issuer has advanced $28,943 expenses associated with this Offering, including $3,000 for legal fees, $6,700 for architectural fees, $2,093 for insurance on the brewing equipment, $16,050 in demolition fees, and $1,100 in fees associated with the brewing equipment loan. However, the Issuer will be reimbursed for these expenses from the proceeds of this Offering, if and when the Common Units are sold.

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FORWARD LOOKING STATEMENTS

This Offering Circular contains forward-looking statements that involve risk and uncertainties. These statements relate to financial conditions and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of the Company. In some cases, these statements can be identified with forward looking words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “will,” “continue,” “anticipate,” “could,” “would,” “project,” “plan.” Investors should be aware that all forward-looking statements could differ materially from those anticipated in these forward-looking statements based on many factors. The Company believes these factors include, but are not limited to, the “Risk Factors” found on page 6 of this Offering Circular. These factors should not be construed as exclusive and should be read in conjunction with other cautionary statements in this Offering Circular.

Summary of Offering

This Summary highlights certain information about the Company, the Common Units, and this Offering contained elsewhere in this Offering Circular. As a result, this Summary does not contain all of the information that may be important to you or that you should consider before purchasing Common Units. Before deciding to invest, you should carefully review this entire Offering Circular.

Gourmet Renee LLC dba Bircus Brewing Company

Paul H. Miller formed Gourmet Renee LLC on March 27, 2012 with the intent to put on occasional musical, comedic, and circus arts performances at the Ludlow Theater in Ludlow, Kentucky and generate revenue by selling soft drinks, snacks, and alcoholic beverages during those performances. Gourmet Renee began putting on such performances in 2013 and has attracted thousands of customers since that time.

After showing its events could attract people to Ludlow, Kentucky, the Company identified two obstacles preventing it from increasing profits and revenues – the Company was not selling enough beer and the profit margins per sale were too low. In an effort to solve those problems, the Company plans to restart its business under its doing business name, Bircus Brewing Company. Bircus Brewing Company plans to open a manufacturing brewery, a brewpub, and an entertainment center open daily.

Gourmet Renee has not put on any events or generated any new revenue since May 2015, when Kentucky Planning Development and Services informed Gourmet Renee that the building was not up to code and that Gourmet Renee therefore did not have a valid occupancy license to run its business in the Ludlow Theater. Since its operations were shut down, the Company has put together plans to renovate the Ludlow Theater with the purposes of both obtaining the occupancy license and relaunching the business as Bircus Brewing Company.

The Company is currently in the process of installing a microbrewery in the Ludlow Theater. As of September, 2015, approximately $100,000 worth of brewing equipment, including a five barrel mash tun and brew kettle, three 10 barrel fermenters, and three 10 barrel serving tanks, have been staged in the Ludlow Theater and the Company is working with a local brewing consultant to install the equipment for beer production. The Company already has a liquor license renewed through 2016 and will soon file for its Alcohol and Tobacco Tax and Trade Bureau (TTB) Brewer’s Notice.

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Rather than selling beer brewed by other breweries and sold through a distributor at one-off events, performances, and parties (Gourmet Renee’s previous business model) once re-launched as Bircus Brewing Company, the Company will sell its own beer on-site daily. Paul Miller, the Manager of the Company, will use his contacts in the entertainment industry and years of experience putting on live performances to host unique events, free to the public. Circus Mojo, a circus-performance company also owned by the Manager, will regularly put on circus performances at the Ludlow Theater to attract customers. Bircus Brewing Company will not only sell beer for on-site consumption, but intends to brew beer for distribution through third parties, selling draught beer to other bars and restaurants in the Greater Cincinnati Northern Kentucky Metropolitan area.

The Beers

Once re-opened, the Bircus Brewing Company will brew Belgian-style ales with names inspired by the past, present and future of Ludlow, Kentucky. With a local brewing consultant, the Company is in the process of developing several beer concepts and recipes. The initial concepts are described below:

Ludlow:

Founded in 1846, this quaint Kentucky town on the Ohio River takes its name from landowner Israel Ludlow, whose father of the same name helped found Cincinnati. The land of present-day Ludlow was originally awarded to Revolutionary War hero General Thomas Sanford, traded to real estate developer Thomas D. Carneal and then sold to showman William Bullock. During the Gilded Age and Progressive Era, the city grew notably as a rail hub and gained notoriety with the Lagoon Amusement Park, a thriving entertainment center that drew thousands a day. Ludlow’s population boomed with new construction in the 1920s but declined with suburbanization after World War II. In 1946 the city began sponsoring a Memorial Day parade to honor veterans. Ludlow—connected to the river, railroads, entertainment and patriotism—is now seeing a revival with new residents and businesses. That’s worth toasting!

Showman:

Ludlow attracts a showman! William Bullock (1773 –1849) traveled the world and earned his fortune as a showman presenting artifacts, ballyhoo and curiosities. He opened the museum Egyptian Hall in London in 1812, which later inspired legendary P.T. Barnum to create Barnum’s American Museum in New York City. In 1828 Bullock purchased Ludlow from Thomas Davis Carneal in hopes of developing the utopian community Hygeia, named after the Greek Goddess of Health. Bullock never fulfilled his dream but his spirit lives on with Bircus. Like Bullock, Paul Miller a former Ringling Bros. clown, thinks outside the big top.

Lagoon:

From 1895 to 1918, the Ludlow Lagoon Amusement Park served as a major entertainment center in the Cincinnati region and remains a standout in the history of Ludlow. Funded by the backers of the Cincinnati and Covington Street Railway Company, you could take a streetcar from Fountain Square to the Lagoon entrance in twenty-five minutes. There was something for everyone: a large lake, boathouse and beach; an elegant dance hall and amphitheater; a midway with carnival games and food booths; and thrilling rides like the popular roller coaster Scenic Railway. Actors, musicians and circus performers from around the world entertained as many as 40,000 people a week. Before the 1918 season, the park sadly closed due to the onset of wartime prohibition banning the sale of beer and alcoholic beverages. Let’s drink to the Lagoon.

Miss Patterson:

Anne Lee Patterson (1912-2003) was a Ludlow native crowned Miss U.S.A. in 1931 at the age of eighteen in Galveston, Texas. Dramatically winning the title over actress Dorothy Lamour by one vote, this blonde beauty queen became the “It Girl” of her hometown and country. That same year she was named runner-up in the Miss Universe Pageant and performed in New York City in the Ziegfeld Follies and later in the musical Showboat. In 1932 she returned to Ludlow for a parade where music played through the streets and hundreds marched in her honor followed by a joyous celebration at the city building. Cheers to Miss Patterson who, during the early years of the Great Depression, instilled pride and lifted spirits in the small town of Ludlow.

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Ludlow, KY

The Company’s headquarters are located at 322-326 Elm Street in Ludlow, Kentucky at a former movie theater built in 1946, but since rehabbed and renamed The Ludlow Theater. The Manager secured the Ludlow Theater tax credits from the Kentucky Heritage Counsel and the building was also placed on the National Register of Historic Places. One of the northernmost cities in Kentucky, and approximately a fifteen-minute drive from Cincinnati’s city center, Ludlow, Kentucky is a small town of less than 5,000 people. Although it is not known in Greater Cincinnati-Northern Kentucky as a thriving entertainment district, since 2010 Gourmet Renee and one of the Manager’s other companies, Circus Mojo, have attracted over 50,000 customers to Ludlow for all manner of events.

Paul Miller, Manager

Since touring with the Ringling Brothers/Barnum and Bailey Circus in 1996 and earning his Bachelor in Fine Arts from the University of Cincinnati College of Conservatory of Music in 1998, Mr. Miller has devoted his career to using the circus arts to entertain, educate, and inspire people from all walks of life. To that end, Mr. Miller has founded and run several organizations intent on doing just that. From 2001 to 2009, Mr. Miller ran a non-profit center, CircEsteem and Chicago Youth Circus (“CircEsteem”), that specialized in adapting the circus to hospitals and community centers (CircEsteem converted to a non-profit entity in 2003). Over the eight years running that organization, Mr. Miller raised over $1 million in donations. Through donations, performances, classes, and workshops, CircEsteem was able to support its annual budget of $650,000.

In 2009, Mr. Miller moved to the Greater Cincinnati area to continue his mission, forming Circus Mojo, LLC (“Circus Mojo”) a youth and adult circus arts program. Circus Mojo puts on full scale special circus performances and also adapts circus arts to unique environments such as nursing homes, juvenile detention centers, corporate team building events, and hospitals. Circus Mojo recently secured a multi-year contract with Cincinnati’s Children’s Hospital and puts on daily weekday circus performances and circus training for the patients and staff. In the summer of 2015, Circus Mojo secured an engagement with Major League Baseball to produce circus-related entertainment as part the 2015 MLB All Star Game festivities in Cincinnati.

The Offering

To pay for costs of getting Bircus Brewing Co. up and running, the Company is selling Common Units to investors pursuant to this Offering. The Company is selling the Common Units for $1,000 per Unit with a minimum Unit-purchase of one (1). The minimum investment by a purchaser pursuant to this Offering is $1,000. The Common Units will pay pro rata dividends to the holders of Common Units from funds legally available for that purpose.

Please refer to the Gourmet Renee LLC dba Bircus Brewing Company. Amended and Restated Operating Agreement (“Operating Agreement”) and the Section of this Offering Circular entitled “Key Features of Securities Being Offered” on page 18 for more information.

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RISK FACTORS

This Offering and any investment in the Company’s Common Units involves a high degree of risk. All risks described below should be carefully considered before deciding whether to purchase the Common Units. If any of the following risks occur, the Company’s business, financial condition and results of operations could be harmed. Investors may lose all or part of their investment.

RISKS RELATING TO COMPANY AND INDUSTRY

The Company may be unable to get licensing critical to the proposed business.

The Company’s business plan requires a facility that is allowed to sell beer, host parties, and put on entertainment. As of the date of this Offering, the Kentucky Planning and Development Services (“PDS”) has not provided the Company an occupancy license to operate its business in the Ludlow Theater, because the building is not yet up to code. There can be no assurance the Company will be able to obtain this license from the PDS. Additionally, the Company is required to acquire and/or renew licenses associated with brewing beer and distributing alcohol some of which have not been obtained. There is no guarantee that the Company will be able to obtain any of the aforementioned licenses.

The Company may be forced to change locations if unable to acquire appropriate licensing.

The Company intends and expects to bring the Ludlow Theater up to code and obtain an occupancy license and continue to implement its business plan by utilizing the Ludlow Theatre as its primary location. If the PDS, however, does not provide an occupancy license, the Company intends to launch Bircus Brewing Company in a different location in the Greater Cincinnati area.

The Common Unit purchasers have no control in managing the Company.

Under the Amended and Restated Operating Agreement, the Common Unit holders have limited rights to participate in the management of the Company’s affairs. If the purchasers do not like the direction of the Company or the decisions made by the Manager, the purchasers will have almost no power to propose or implement changes. The Manager will be responsible for making all material decisions for the Company, both as Manager and by holding 66.67% of the Common Units. Each Common Unit purchased pursuant to this Offering is worth .06667% of the Company.

Laws and regulations affecting the brewing industry are constantly changing which could negatively affect the Company’s operations.

Crucial to the Company’s business plan is brewing beer, selling beer to the public, and distributing beer to other bars and restaurants for sale. The state laws and regulations in Kentucky and Ohio that regulate both brewing and selling beer fluctuate regularly. Regulations governing environmental waste product or the rights of beer distribution companies are two examples of laws that regularly change and can have a large impact on the profitability of a brewery. The Company cannot predict the nature of future laws or regulations and cannot determine what effect they may have on the Company’s business.

The Company will operate in a highly competitive industry and potential competitors could duplicate part of the Company’s business model.

The brewing industry and the entertainment industry are highly competitive and constantly evolving. The brewing industry in northern Kentucky and southwest Ohio, in particular, has been expanding rapidly in recent years. This competition could negatively impact the Company’s business.

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The Manager has no experience in the microbrewery or brewpub industry.

The Manager has never owned or operated a brewery. The Manager has never owned or operated a bar or restaurant. His experience is in putting on events, private parties, and running concessions at those events. This lack of experience could hamper and delay the growth of the Company in a highly competitive brewing and nightlife industry.

The success of the Company depends substantially on the continuing efforts of its sole Manager, and the business may be severely disrupted if he leaves.

The Company’s success depends upon the continued services of Paul Miller. If Paul Miller is unable or unwilling to continue in his present position, it could severely disrupt operations, and the Company may not be able to replace him easily or at all.

The Company may not attract enough customers to be profitable.

The Company’s success depends largely on attracting people to a brewpub in Ludlow, Kentucky. Although Ludlow is located in Greater Cincinnati and only a 15 minute drive from downtown Cincinnati, Ludlow itself has a small population of under 5,000 people. Outside of the Company and Circus Mojo’s work at the Ludlow Theater, Ludlow is not known as an entertainment district, despite a recent uptick in commercial activity, including at the Ludlow Yacht Club and at Second Sights Distillery. Additionally, this particular business model that focuses partly on circus-based entertainment has no clear analog in the Greater Cincinnati Northern Kentucky Metropolitan Area as far as the Company is aware. It is possible that the Company may not be able to attract enough business to be profitable. If the Company cannot make a profit, it will likely close.

The Company may expose itself to legal liability due to its business model.

Part of the Company’s business plan involves serving alcoholic beverages to consumers during daily entertainment at the Ludlow Theater. (Circus performances, in particular, and consumption of alcoholic beverages create risks to both the circus performers and the customers that may expose the Company to liability.) There is a possibility one of the performers could get injured during a performance or one of the customers could suffer some injury related to alcohol consumption. If the Company incurs liability related to an injury of customer or performer, the Company may have to close. Also, if the Company is forced to endure extensive legal costs to defend against potential liability, the Company may have to close.

RISKS RELATING TO THE COMPANY’S SECURITIES

There may never be a public market for the Company’s Common Units and it will likely never trade on a recognized exchange. Therefore it may be difficult to transfer the Common Units to liquidate any investment.

The Company does not intend to list the Common Units (or any other membership interest) on any exchange or quotation system. In the absence of any trading market, an investor may be unable to sell the Common Units and liquidate the investment.

The Common Units have various restrictions on transferability as set forth in the Company’s Amended and Restated Operating Agreement, including a Right of First Refusal belonging to the Company and Paul Miller, Co-Sale Rights belonging to the Minority Members, and Drag-Along Rights belonging to the Majority Members.

The Common Units are not freely transferable. The Company and Paul Miller have a right of first refusal on any Common Units that are attempted to be transferred. Also, “Drag-Along Rights” allow the Majority of Members to require the Minority of Common Members to sell their Common Membership Interests on the same terms as the Majority of Common Units, if the Majority of Common Units are intended to be transferred. Additionally, the Minority Members are provided some protection with Co-Sale Rights. If the Majority of Common Members attempt to sell all of their Common Units, the Minority Members have the option to be bought out at the same terms as the Majority of Common Members.

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More Common Units and/or other classes of membership interests may be issued by the Company in the future, which may have a dilutive effect and/or have an adverse impact on the rights of holders of Units.

In this Offering the Company will issue Common Units. The future issuance of additional Common Units and/or other classes of membership interests may dilute the value of the current Common Units sold pursuant to this Offering. Future issuances of new classes of common units may be senior to those issued in this Offering and may be offered at any price. Furthermore, the Company may issue preferred units at any time and at any price that may be senior to the Common Units.

Investors will be allowed to purchase Common Units through services rendered to the Company.

The Company intends to allow the contractors and workers who help renovate the Ludlow Theater to purchase Common Units through providing services rather than by paying cash. The Company will endeavor to value the services rendered at a fair market value so as to avoid giving a discount to those who purchase Common Units through providing services. That being said, these arrangements could prejudice the investors that pay cash for the Common Units.

The Company may be unable to make any dividend or distribution payments. You may lose your investment.

Whether investors ever receive any dividends or distributions on the Common Units is dependent on the success of the Company which is not guaranteed. Moreover, the Company will issue distributions or dividends solely in the Manager’s discretion. The Company has the option to use excess cash to reinvest in the company rather than making dividend payments to the investors. There is no guarantee that dividends or distributions will ever be paid.

RISKS RELATING TO THIS OFFERING

The Manager has arbitrarily determined the offering price.

The Offering price of the Common Units has been arbitrarily determined by the Manager and may not bear any relationship to assets acquired or to be acquired or the book value of the Company or any other established criteria or quantifiable indicia for valuing the business. Neither the Manager nor the Company represent that the Common Units have or will have a market value equivalent to their Offering price, or that the Common Units can be resold at their original Offering price.

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Payments will be made to Gourmet Renee, LLC dba Bircus Brewing Company and held in its corporate bank account. Once an investment is made, investors will not have the use or right to return of such funds. The Company will only return the funds if less than 150 Common Units are sold prior to Closing. No interest will be paid on subscriptions received prior to reaching the 150 Common Unit minimum.

The investment in renovations and improvements to the Ludlow Theater may not be recoverable by the investors.

The Company does not own the Ludlow Theater. Many of the funds raised will go towards renovating the Ludlow Theater owned by a separate company, High Hope and Luck Lu LLC, which is owned by Paul Miller and his wife, Renee Miller. The lease between the Company and High Hope and Luck Lu LLC requires High Hope and Luck Lu LLC to reimburse the Company for any investments improving the Ludlow Theater, if the Company never opens Bircus Brewing at the Ludlow Theater. However, despite that lease agreement, there is no guarantee the money would actually be reimbursed in the event Bircus beer is never brewed at the Ludlow Theater.

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The Company is selling the Common Units without an underwriter and may be unable to sell any Common Units.

The Company will not engage the services of an underwriter to sell the Common Units. The Company will sell membership interests through its Manager, Paul Miller, who will receive no commissions. There is no guarantee the Manager will be able to sell any of the Common Units. Unless he is successful in selling at least the minimum of the Common Units of the Offering, the Company may have to seek alternative financing to implement the business plan.

The Company will likely incur expenses above and beyond the funds raised for operating costs in this Offering.

The Company intends to use a portion of the proceeds raised from this Offering to pay operating, administrative, and other expenses, incurred in this Offering. The Company may not have sufficient funds to pay these obligations. The Company does not currently have any arrangement to obtain additional funding and there are no assurances that additional funding can be obtained.

RISKS RELATING TO CONFLICTS OF INTEREST

The Manager and the Manager’s wife are the owners of High Hope & Luck Lu LLC, the limited liability company that will be leasing the Ludlow Theater to the Company.

The Manager and his wife, Renee Miller are the sole members of High Hope & Luck Lu LLC, the LLC that owns the Ludlow Theater. The Company intends to lease the Ludlow Theater from High Hope & Luck Lu LLC to implement its business plan and will pay High Hope & Luck Lu LLC 15% of its monthly revenues up to $3,000 per month. If Bircus does not create any revenue at the Ludlow Theater, no rent will be paid. All improvements to the space will directly benefit High Hope & Luck Lu, LLC, which will in turn benefit Paul Miller, owner of High Hope and Luck Lu LLC. Moreover, the Company is entering a triple net lease with High Hope & Luck Lu LLC that requires the Company to cover all real estate taxes and insurance for the Ludlow Theater.

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DILUTION

The Manager has worked for the Company without compensation since it was formed in 2012. This work has included discussing Bircus concept with a Belgian circus and brewing company, performing all demolition on the Ludlow Theater, running concessions, maintaining licensing, handling accounting and tax payments, and marking the various events. However, the Manager has not paid any cash for his 1,000 common membership interests (“Common Units”) in the Company. The disparity between the Offering price for the Common Units and the price the Manager has paid for the Common Units is described below:

	Current Number of Units Outstanding and Owned	Cost of Acquiring Units Pre-Offering	Post- Offering Number of Units Outstanding that Can Be Purchased	Cost of Acquiring Units Post- Offering	Post- Offering Aggregate Percentage Ownership Interest
Manager	1,000 Common Units	$0.00	1,000 Common Units	$0.00	66.67%
Investors	0	$0.00	500 Common Units	$500,000	33.33%

PLAN OF DISTRIBUTION

The Company has 1,000 Common Units issued and outstanding prior to this Offering. After this Offering commences, and if all of the Common Units are sold, the Company will have an additional 500 Common Units issued and outstanding. If the minimum number of Common Units are sold, the Company will have an additional 150 Common Units issued and outstanding.

All funds will be returned if the minimum number of Common Units are not sold. No interest is payable on the funds, even if the minimum number is not reached, and the funds are returned. All funds invested will be held by the Company in a separate account until the minimum is raised.

This Offering and sale of the Common Units will be made to investors through the Company’s prior preexisting relationships and through general solicitation. The sale of Common Units will be limited to residents from Kentucky, Indiana, Ohio, and Illinois. The Company will not be utilizing an underwriter or broker-dealer for the sale. The Common Units offered through this Offering is being made by the Manager. There can be no guarantee Units will actually be sold. The Common Units may be sold or distributed from time to time by the Manager or directly to one or more purchasers utilizing general solicitation. The sale through this Offering may be effected by one or more of the following methods: internet, social media, or any other means of widespread communication but not limited to crowdfunding sites, direct sales to purchasers or sales through agents; in privately negotiated transactions; or any combination of the foregoing. This Offering Circular will be in electronic format may be made available on websites maintained by the Company.

The Manager is not a registered broker-dealer pursuant to section 15 of the Exchange Act, but will rely upon exemptions under applicable federal and state laws.

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USE OF PROCEEDS

The Company seeks to raise maximum gross proceeds of $500,000 from the sale of Common Units in this Offering. The principal purpose of this Offering is to restart the business operations of the Company under the name Bircus Brewing Company. In order to get Bircus Brewing Company up and running, the Company anticipates using the proceeds as soon as the minimum amount of Common Units are sold. The Company intends use the proceeds substantially in the order as described in the chart below:

$62,150	Pay back lenders who loaned Company money to purchase brewing equipment pursuant to promissory note through Center Bank in Milford, OH and paying loan extension fees.
$15,000	Legal costs associated with this offering, including the costs of preparing this Preliminary Offering Circular and general business consultation.
$1,375	Costs of filing Reg A+ for approval in Ohio, Kentucky, Indiana, and Illinois.
$3,000	Alcohol and Tobacco Tax and Trade Bureau consultant to help with Brewer’s Notice filing.
$5,500	Surety bond and federal brewing notice.
$14,093	Insurance for Ludlow Theater, brewing equipment, and general insurance coverage.
$16,050	Demolition necessary to install brewhouse.
$10,000	Steel platforms and structural support for brewhouse, fermenters, hot liquor tank, and bright tanks.
$13,500	Plumbing for brewing equipment.
$7,500	Wiring and pipefitting of brewing equipment
$3,000	Raw materials, including barley malt, hops, and yeast necessary for initial batches of Bircus beer.
$150,068 anticipated to brew initial batch of Bircus beer.
$8,000	Forklift
$40,000	Build out exterior of Ludlow Theater.
$35,000	Plumbing for restrooms.
$35,000	Electrical Work
$26,700	Architectural fees
$10,000	Legal costs for preparing the amended operating agreement, the lease of the Ludlow Theater, user consents, and various other documents necessary for this offering.
$8,000	Geothermal
$25,000	Furniture and fixtures
$7,000	Painting
$2,500	Lighting
$347,268 anticipated to get Bircus up and running without operating costs
$60,000	Operating costs for one year – employee wages
$27,500	Operating costs for one year- marketing including $2,000 website.
$15,000	Operating costs for one year – raw materials
$40,000	Working Capital
$10,232	Contingency fees.

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$62,150 will go towards discharging the Company’s indebtedness described in a promissory note between the Company and Center Bank along with reimbursing the Company for loan extension fees. On July 31, 2015, the Company received a $60,000 loan from Center Bank at 3.5% and with a maturity date of October 31, 2015. The Company has since paid $1,100 to extend the maturity date until July 31, 2016. The loan may be prepaid at any time, with the Company required to pay a minimum interest charge of $50 if the loan is prepaid. In exchange for the loan, the Company extended the investors a lien on brewing equipment that was purchased through a bankruptcy proceeding for approximately $60,000 but has a market-value of approximately $100,000. The funds raised in the Offering will first be applied to that indebtedness, allowing Bircus to own the brewing equipment free and clear.

The Company anticipates that $150,068 must be raised to remove the lien from the brewing equipment, pay for part of the legal fees associated with this offering, apply for a federal’s brewer’s notice, install the brewhouse, install the necessary plumbing to operate the brewhouse, and purchase the raw materials to brew the initial batches of Bircus beer. Based on market research, the Company believes the brewing equipment has a market value of over $100,000. $350,000 is required to get the Bircus brewpub and entertainment center up and running. $500,000 must be raised for sufficient working capital and operating costs for the first year of its operation. If the Company does not raise this amount it may have to alter its plans.

The Company reserves the right to change the use of proceeds without notice.

DESCRIPTION OF THE BUSINESS

When the Ludlow Theater reopens it will be the home of Bircus Brewing Company, a brewery, brewpub and entertainment center that will brew original beers from Belgian-inspired recipes sold onsite for consumption and distributed to other bars and restaurants in the Northern Kentucky - Greater Cincinnati area. The Company has already purchased the brewing equipment necessary to make that transition. Currently all brewing equipment, including but not limited to a 5 barrel brewhouse, three 10 barrel fermenters, three 10 barrel serving tanks, and a heat exchanger, reside in the Ludlow Theater. The Company is working with a brewing consultant to clean, maintain, prepare and install the equipment.

The Company has operated to this point without any full-time employees, relying solely on the Manager’s uncompensated labor and three independent contractors who also help the Manager run his company, Circus Mojo. Those independent contractors have assisted the Company in putting on events and working the concession stands at those events. Bircus Brewing Company has come to an agreement with a full-time brewer, Alex Clemens, who will begin work April of 2016. Additionally, at least two to four other full-time or part-time employees will be hired to help manage on-site beer sales, distribution, bartending, service, and other administrative functions.

As of the date of this Offering, the Company has spent roughly 120 hours on research and development activities in an effort to bring Bircus beers to the market. This research and development has included conversations with the director of Circus Planeet, a Belgian circus company who brews and sells beers under the name of “BIRCUS” in Ghent, Belgium. The director of the Ghent brewery has authorized the Company to use the name “Bircus” to promote its beers. Moreover the Manager and a brewing consultant have worked on installing the equipment and coming up with beer recipes. Although the Company will use the Bircus name, the Company will develop its own beers and will not be using the same brews as Circus Planeet.

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Prior to restarting its business as Bircus Brewing Company, the Company had been relying solely on selling third-party products to customers at one-off events. When the Company re-opens as Bircus Brewing Company, the Ludlow Theater will feature daily live entertainment, from square dances, to wrestling events, to magic shows, to bluegrass, to circus events. Circus entertainment will be provided by the Manager’s company, Circus Mojo, that will perform at the Ludlow Theater on a regular basis at minimal cost to the Company.

Bircus Brewing Company will not limit its beer sales to the Ludlow Theater, as it will also be a manufacturing brewery with plans to distribute its Bircus beers to bars and restaurants throughout the Greater Cincinnati-Northern Kentucky Area, including Ohio, Kentucky, and Indiana. Circus Mojo will have a role in promoting those beers off-site as well, as it will perform short (approximately fifteen minute) circus performances wherever Bircus is sold, providing live entertainment to that bar or restaurant while also promoting Bircus beers on draft. These performances may occur at special one-off events, such as “tap takeovers” depending on the preferences of that bar or restaurant.

The Company is not involved in any legal, bankruptcy, or receivership proceedings at this time.

Craft beer is a rapidly growing industry nationally and in the greater Cincinnati region. In 2014, according to the Brewers Association, craft brewers, nationally, saw an 18 percent rise in volume sales and a 22 percent rise in retail dollar value, representing a 19.3 percent market share of the beer industry. Several local news articles have questioned whether this expansion is sustainable. The microbrewery business is expanding rapidly and many factors may effect the Company’s ability to generate revenue or profit. The raw materials for brewing beer, including the cost of hops, malt, water, and yeast can fluctuate severely from year to year and a smaller brewery, such as Bircus, has less leverage to negotiate the rates of those raw materials. Moreover, as craft breweries proliferate in this region, state and federal regulators and politicians have taken and will continue to take a greater interest in the industry. This interest can have both positive and negative effects on the Company. Kentucky recently repealed a law that barred alcohol sales on election days in Kentucky. Another recently passed Kentucky law bars a brewer from self-distributing beer, which will require the Company to incur the costs associated with hiring a distributor. Additionally, the Company expects environmental regulations, particularly those governing waste water, to impact the Company’s operations.

DESCRIPTION OF PROPERTY

The Company will operate at the Ludlow Theater, located at 322-326 Elm Street, Ludlow, KY 41016. The Ludlow Theater is an 8560 square foot former movie theater complete with marquee. The Ludlow Theater is owned by High Hope & Luck Lu, LLC and encumbered by mortgages with Heritage Bank with a payoff amount of $164,425.06 as of January 29, 2016, and the Northern Kentucky Area Development District with a payoff amount of $72,260.24. The Company will operate in the Ludlow Theater pursuant to a triple net lease agreement between the Company and High Hope & Luck Lu, LLC, where the Company will pay High Hope & Luck Lu, LLC 15% of its monthly revenues up to $3,000 per month and also be responsible for all tax and insurance payments on the building. The Ludlow Theater has been utilized as an event circus-training space by the Company and Circus Mojo since 2010. The Company currently does not have a license to institute its business plan at the Ludlow Theater, and the Company will have to bring the building up to code before obtaining such a license. Renovations must be made both in order to obtain the occupancy license and to be made suitable for brewing beer. The Company anticipates creating a space portrayed by the architectural renderings provided on the following page. The Company anticipates most of the proceeds acquired in this Offering will be used to launch Bircus Brewing Company at the Ludlow Theater.

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PROP'S STORAGE
BREWERY /BEER STORAGE
BAR LOUNGE AREA
MULTI SEATING ASSEMBLY AREA
BEER VIEWING AREA
RECEPTION

01 MAIN LEVEL FLOOR PLAN

OPEN TO BELOW AREA
BALCONY
BAR
MECHANICAL (VIEWING) ROOM

02 BALCONY LEVEL FLOOR PLAN

EQUIPMENT NOTES

GENERAL NOTES

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Gourmet Renee, LLC was formed on March 27, 2012 by sole member and Manager Paul H. Miller, with the purpose of selling concessions, including beer, at performances, parties, and special events hosted at the Ludlow Theater. Gourmet Renee put on approximately 40 events, performances and parties since 2013. In that time the Company generated revenues of $5,091.48 in 2013, $4,963.07 in 2014, and $2,209.00 in 2015. The profits generated by the Company in each respective year was $343.40 in 2013, ($105.50) in 2014, and ($6,049.57) in 2015.

All revenues were generated through the sale of soft drinks, snacks, and alcoholic beverages, including beer, at the Ludlow Theater during performances, events, or parties. The Company has not put on any events at the Ludlow Theater or sold any concessions there since May of 2015. Since closing, the Company has worked to restart its business under its doing business name of Bircus Brewing Company.

The Company’s cash balance is $47.26 as of January 1, 2016 and has brewing equipment with a market value of $100,000.00. The company owes $60,000 plus interest on a promissory note that matures on July 31, 2016.

As of the date of this Offering, the Manager has made no capital investment in the Company. As a small business largely funded by the Manager, it has no liquidity. The current cash balance is not sufficient to fund the operations for any period of time or to pay off the Company’s indebtedness. The Company has been utilizing and may utilize funds from the Manager to advance funds for the Offering, filing fees, and professional fees, renovations and any other fees as determined by the Company. However, the Company plans to alleviate its liquidity deficiency through the funds raised pursuant to this Offering.

There is not enough operating experience to use historical financial statements to ascertain the likelihood of attaining any future goals, particularly when considering the Company is transitioning from a concession business that operated a few times a month to a fully operational brewpub open daily that also manufactures and distributes craft beer to other bars and restaurants. For that reason, the financial statements for 2013 to 2015 show little about the Company’s potential future earnings. Additionally, the Company has not generated any revenue since May 2015 when the Company closed the Ludlow Theater after being informed the building was not up to code.

How quickly the Company can implement its business plan is largely dependent on how quickly the Common Units are sold in this Offering. The Company anticipates, over the next twelve months to use all funds raised to get the brewpub up and running, as described in more detail in the “Use of Proceeds” section of this Offering on page 11. If the Company sells all of the Common Units, it does not anticipate having to raise funds for the six months following the closing of this Offering.

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DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

NAME	POSITION	AGE	TERM OF OFFICER	APPROXIMATE HOURS PER WEEK
Paul H. Miller	Manager	40	March 27, 2012 to present	30
Alex Clemens	Lead Brewer	33	Begins in April of 2016	Full-time

Paul H. Miller is the Manager and sole member of the Company. The Company currently has no other employees but does work with three individuals as independent contractors, who may continue in those roles for the Company after the Offering. The only Significant Employees for the Company will be the Manager and the lead brewer, Alex Clemens. The Company will then hire two to four full-time or part-time employees to assist in bartending, serving, and administrative duties.

Paul H. Miller

Paul H. Miller is the current member and officer of three different for-profit companies and the founder of one 501(c)(3) non-profit. Mr. Miller was also the founder of a Chicago-based non-profit company and an officer with that company from 2001-2009.

Under his direction, the Chicago non-profit CircEsteem and Chicago Youth Circus (“CircEsteem”) met its operating budget of $650,000 per year, supported by performances, workshops and donations. Mr. Miller was particularly adept at fundraising as he raised over $1,000,000 in donations from 2003 to 2009 (CircEsteem switched from a for-profit entity to a nonprofit entity in 2003).

Mr. Miller has continued his role as member and officer of circus-entertainment entities in the Northern Kentucky-Greater Cincinnati Metropolitan Area. In 2009, Mr. Miller formed Circus Mojo, LLC and currently serves as its lone member and officer. Circus Mojo adapts circus performances to unique environments and was recently awarded a multiyear contract from Cincinnati’s Children’s Hospital to put on daily weekday performances for the staff and patients. Since its founding in 2009, Circus Mojo has generated approximately $200,000 to $250,000 per year in revenue through performances, workshops, classes, and special events. Mr. Miller has run this company with the assistance of two employees and seven independent contractors.

As Manager and sole member of Gourmet Renee since its formation in 2012, Mr. Miller has organized dozens of entertainment events at the Ludlow Theater – from circus performances with the help of Circus Mojo, to comedy performances, to plays, to private parties – and has attracted over 50,000 people to the formerly abandoned theater in Ludlow, Kentucky through events put on by Circus Mojo and Gourmet Renee since 2010. As the Company gets Bircus Brewing Company up and running, Mr. Miller intends to continue putting on unique entertainment events at the Ludlow Theater on a regular basis in an effort to attract customers.

There are no legal proceedings against Mr. Miller or any of his companies at this time, nor have there been in the previous five years.

Mr. Miller has no family relationship with any officer, director, or significant employee of the Company.

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Alex Clemens

The Company has secured the services of Alex Clemens as lead brewer. Alex has been homebrewing for over ten years and has medaled in both homebrew competitions he has entered, including winning the 2015 Cincinnati Oktoberfest Homebrew competition. Alex’s background in machine operation gives him the necessary mechanical expertise to operate a functioning brewpub. More than anything, Alex is committed to building the Company and making delicious beer.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

In the last fiscal year of 2015, the Manager received no compensation:

NAME	POSITION	2015 CASH COMPENSATION	2015 OTHER COMPENSATION	2015 TOTAL COMPENSATION
Paul H. Miller	Manager	0	0	0

The Manager does not intend to take any compensation in 2016. Depending on the revenues and profits of the Company, the Manager will take compensation via distributions from the Company in later years in an amount yet to be determined. All such distributions will be distributed pro rata to holders of Common Units in the proportion of their percentage ownership.

Beginning on January 1, 2018, the Company reserves the right to change the compensation of the officers or directors including the Manager, at any time without notice. Over the next five years, the Manager’s compensation will not exceed $40,000 per year.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP ACQUIRABLE	PERCENT OF CLASS After the Offering
Common Units	Paul H. Miller 326 Elm Street, Ludlow, KY 41016	1000 Common Units	0 Common Units	66.67%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

No manager, officer, incorporator, promoter, or immediate family member has had a direct or indirect personal interest in any of the Company’s transactions of over $50,000 in the last two years.

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KEY FEATURES OF SECURITIES BEING OFFERED

Below is a table that details the current members and their Membership Interests currently and after this Offering (assuming that the offering is fully subscribed):

	Current Aggregate Percentage Ownership Interest	Current Aggregate Percentage Voting Interest	Post- Offering Number of Units Outstanding	Post- Offering Aggregate Percentage Ownership Interest	Post- Offering Aggregate Percentage Voting Interest
Existing Common Units	100%	100%	1000	66.67%	66.67%
Common Units in this Offering (Maximum)	0%	0%	500	33.33%	33.33%
Common Units in this Offering (Minimum)	0%	0%	150	13.04%	13.04%

The Company has established one class of membership interests designated as Common Units. An investor may acquire Common Membership Interests or Common Units through this Offering.

This Offering period will end on the earlier of 1) all Units being sold or 2) December 31, 2016, subject to the Manager’s discretion to extend this Offering for up to an additional 120 days. The minimum Common Unit purchase is one (1) with no maximum up to the remaining available Common Units under this Offering.

The following discussion highlights the key features of the Common Units. This discussion is a summary only and does not purport to be a complete description of the Common Units. The rights and interests of the Common Unit investors are very detailed and can only be understood completely upon a thorough reading and understanding of the Amended and Restated Operating Agreement which is the legal document that establishes such rights and interests. Accordingly, prospective investors are urged to read the Amended and Restated Operating Agreement in detail and this discussion is qualified in its entirety by reference to the Amended and Restated Operating Agreement.

Description of Common Units

The Common Units are the units of ownership interest in the Company into which the Members' ownership interests are divided.

Voting Rights

The holders of the Common Units are entitled to one vote per unit on all matters to be determined by the Members.

Distributions

Distributions will be made pro rata to all Common Units at the discretion of the Manager.

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Tax Distributions

Pursuant to the Operating Agreement, unless prohibited by Kentucky law, the Company shall make minimum distributions to the holders of Common Units in an amount estimated to satisfy the highest federal, state and local income taxes payable by any Common Unit holder per Common Unit in respect of the Company’s taxable income for each tax year. Any such tax distributions for any year may be reduced on a dollar for dollar basis by the amount of tax savings generated by any deductions or credits received by any Common Unit holder as a result of taxable losses incurred or credits received by the Company in prior taxable years, including the Kentucky Angel Investment Credit.

Allocations

All items of profit, loss and deduction will be allocated to each holder of the Common Units in the proportion to their respective Common Units.

Additional Capital Contributions

Members shall not be required to contribute additional capital to the Company. Any capital contribution which the Manager determines is necessary or appropriate, which are not made by all Members proportionately in accordance with their Common Units, shall be deemed to be loans to the Company with such interest rate and terms of repayment as the Manager and such contributing Members determine.

No Pre-Emptive Rights

Members do not have pre-emptive rights with respect to the sale of any additional Common Units to any person.

No Conversion Rights

Members have no right to convert the Common Units to another class of membership interest.

Liquidation Preferences

The holders of Common Units will be junior in priority of payment to all creditors, secured and unsecured, as well as any holders of as-yet unissued Membership Interests with a priority preference.

Right of First Refusal

The Company and Paul Miller have the right to purchase any Common Units that are attempted to be transferred on the same terms as the proposed transfer.

Co-Sale Rights

If the Majority of Common Members attempts to transfer a Majority of Common Units, the remaining Common Unit holders have the right to require that their Common Units be purchased on the same terms as the Majority of Common Units.

Drag-Along Rights

If the Majority of Common Members attempts to transfer a Majority of Common Units, the Majority of Common Members has the right to require that the remaining Common Members to transfer their remaining Common Units to the proposed transferee on the same terms as the Majority of Common Units.

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How To Subscribe for Units

The Common Units are being offered pursuant to 17 C.F.R. section 230.251, et seq., also known as Regulation A+.

Under the terms and conditions of the Subscription Agreement, each investor agrees to subscribe for and purchase his or her Common Units and to pay the purchase price for such Common Units, as provided for in this Offering. The Subscription Agreement, together with the related subscription documents, accompanies this memorandum.

The Subscription Agreement contains a number of representations, warranties and acknowledgements as to restrictions on transferability of the Common Units in accordance with applicable securities laws.

The Subscription Agreement and all other related documents as the Company may deem necessary must be signed and delivered to the Company in order to subscribe. Each prospective investor must also deliver with those documents a check in an amount of $1,000 per Common Unit purchased. The Company has the right to decline to accept any offer of subscription within the Manager’s sole discretion.

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UNAUDITED FINANCIAL STATEMENTS

Gourmet Renee LLC

322-326 Elm St. Ludlow, KY

Balance Sheet

As of Dec. 31, 2013, Dec. 31, 2014, Dec. 31 2015

Accrual Basis

	31-Dec-13	31-Dec-14	31-Dec-15
Assets
Current Assets
Checking/Savings
Heritage Checking/Savings	343.40	238.35	47.26
Total Checking/Savings	343.40	238.35	47.26
Accounts Receivable			14,084.52
Property, Plant, Equipment			100,000.00
Total Current Assets	343.40	238.35	114,131.78

Total Assets	343.40	238.35	114,131.78

Liabilities & Equity
Short Term Notes Payable			60,000.00
Equity
111.000 – Retained Earnings		343.40	238.35
300.000 – Opening Bal Equity
Net Income	343.40	(105.05)	(6,049.57)
Total Equity	343.40	238.35	48,320.56

Total Liabilities & Equity	343.40	238.35	48,320.56

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Gourmet Renee LLC

322-326 Elm St. Ludlow, KY

Profit & Loss Statement

for the period January 1, 2013 to December 31, 2015

	31-Dec-13	31-Dec-14	31-Dec-15
Income
Ludlow Theater Income	$5,091.48	$4,963.07	$2,209.00
Services
Other Income
Total Income	$5,091.48	$4,963.07	$2,209.00

Expenses
Accounting
Advertising
Assets - Small
Bank Charges	$30.09	$30.00	$30.00
Cost of Goods Sold / Beverage Expense	$2,087.05	$4,116.16	$496.32
Depreciation
Donation	$50.00		$2,209.00
Electricity
Equipment			$775.00
Insurance	$1,447.75	$370.25	$1476.87
Interest			$2500.00
Legal Retainer
Licenses and Permits	$410.00	$200.00	$410.00
Motor Vehicle
Office Supplies
Postage & Printing
Rent
Repairs & Maintenance
Stationery
Subscriptions
Taxes	$723.19	$351.17	$361.38
Telephone
Training / Seminars
Wages & Oncosts
Total Expenses	$4,748.08	$5,068.12	$8,258.57

Profit / (Loss)	$343.40	$(105.05)	$(6,049.57)

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PART III-EXHIBITS

Index to Exhibits

2.1	Gourmet Renee LLC Articles of Organization
2.2	Gourmet Renee LLC Operating Agreement
4.1	Subscription Agreement
6.1	Promissory Note between Gourmet Renee LLC and Center Bank
6.2	Lease Agreement between Gourmet Renee LLC and High Hope & Luck Lu, LLC
11.1	Consent Form of Alex Clements
12.1	Opinion of Graydon Head & Ritchey, LLP[2]

2 To be filed with the final amendment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ludlow, KY, on March 11, 2016.

Gourmet Renee LLC dba Bircus Brewing Co.

By Paul H. Miller, Manager

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Paul Miller	3/11/16
	Paul H. Miller	Date
Manager

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